Exhibit 99.9

Chaparral Energy Announces Appointment of Charles Duginski as President, Chief Executive Officer and Director and Changes to the Board of Directors

OKLAHOMA CITY, Dec. 23, 2019 (GLOBE NEWSWIRE) — Chaparral Energy, Inc. (CHAP) today announced that its Board of Directors has appointed Charles “Chuck” Duginski as President and Chief Executive Officer, effective December 20, 2019. Mr. Duginski succeeds K. Earl Reynolds in those roles as Mr. Reynolds has resigned to pursue other interests. Mr. Duginski is also joining the Board of Directors as are Michael Kuharski and Mark “Mac” McFarland. Matthew Cabell is stepping down from the Board.

“We believe Chuck will bring strong leadership and a fresh perspective to Chaparral’s business in the STACK and Merge while at the same time benefitting from the valuable insights of the Chaparral team,” said Chaparral’s Chairman of the Board Marc Rowland. “With over 25 years of experience, he is a seasoned industry veteran, and we look forward to leveraging his expertise and leadership as we continue to create value for our shareholders.”

Mr. Duginski most recently served as Chief Operating Officer, Senior Vice President, and board member of Tapstone Energy, LLC. Prior to joining Tapstone, Mr. Duginski served as Chief Operating Officer of Echo Energy. He also served as Vice President – Southern Region Production of Continental Resources, Inc., where he had operational and technical responsibility for the Anadarko Basin. Before Continental, Mr. Duginski held various positions of increasing responsibility at Chesapeake Energy Corporation, including District Manager – Haynesville, then Vice President – Haynesville/Barnett Business Unit. Mr. Duginski began his career in technical roles at Mobil Oil and ExxonMobil and holds a Bachelor of Science in Mechanical Engineering from the University of Oklahoma.

“I am honored to be asked to join and lead the Chaparral team,” Mr. Duginski added. “Opportunities in this basin abound, and I am confident that, with keen focus on technical and operational excellence, safe operations, and improved cost structure, Chaparral will create value even in this challenging upstream environment.”

Mr. Kuharski is a Director on the North American Investment Team of Strategic Value Partners, LLC (“SVP”), Chaparral’s largest shareholder. Prior to joining SVP in 2017, Mr. Kuharski worked with Eaton Park Capital Management where he was an Investment Advisor on the US Fundamental Team, focused on investing across the capital structure in a range of industries. He has also worked at York Capital Management, KKR & Co. and Merrill Lynch. He received a Bachelor of Arts in each of Finance and Economics from the University of St. Thomas and earned his MBA at Harvard Business School.

Mr. McFarland has led organizations and business units in the energy industry for two decades. He is currently Executive Chairman of GenOn Energy Inc and serves on the board of TerraForm Power (NASDAQ GS: TERP), where he sits on the Audit and Nominating and Governance Committees. Previously, he was President and CEO of GenOn and, before that, Chief Executive Officer of Luminant, a subsidiary of Energy Future Holdings Corp. He has a Bachelor of Science from Virginia Tech University and an MBA from the University of Delaware.

As an inducement for Mr. Duginski to join Chaparral, Chaparral has granted to Mr. Duginski restricted stock awards that consist of (i) 688,073 time-based restricted common shares that will vest in equal annual installments over three years and (ii) 1,032,110 time and performance-based restricted shares (assuming achievement of maximum performance) that will vest based on service and the attainment of performance conditions over a three-year period. These inducement equity awards will be made outside the terms of Chaparral’s 2019 Long-Term Incentive Plan, in reliance on the exemption under NYSE Listed Company Manual Rule 303A.08. Upon certain qualifying terminations of Mr. Duginski’s employment, all or a prorated portion of the restricted stock awards will vest.

About Chaparral

Chaparral Energy, Inc. (CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s STACK/Merge Play, where it has approximately 129,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 218,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact

Scott Pittman

Chief Financial Officer

405-426-6700

investor.relations@chaparralenergy.com